APPENDIX A

Shareholder Servicing Fees*

Fund:	Maximum Shareholder Servicing Fee Advisor Shares	Maximum Shareholder Servicing Fee Investor Shares
Brown Advisory Growth Equity Fund	0.15%	0.15%
Brown Advisory Value Equity Fund	0.15%	0.15%
Brown Advisory Flexible Equity Fund	0.15%	0.15%
Brown Advisory Small-Cap Growth Fund	0.15%	0.15%
Brown Advisory Small-Cap Fundamental Value Fund	0.15%	0.15%
Brown Advisory Opportunity Fund	0.15%	0.15%
Brown Advisory Maryland Bond Fund	0.05%	0.05%
Brown Advisory Intermediate Income Fund	0.05%	0.05%
Brown Advisory Tactical Bond Fund	0.15%	0.15%
Brown Advisory Equity Income Fund	0.15%	0.15%
Brown Advisory Tax-Exempt Bond Fund	0.05%	0.05%
Brown Advisory Sustainable Growth Fund	0.15%	0.15%
Brown Advisory Emerging Markets Fund	0.15%	0.15%
Brown Advisory Strategic European Equity Fund	0.15%	0.15%
Brown Advisory Mortgage Securities Fund	0.05%	0.05%

* The Institutional Shares do not charge Shareholder Servicing Fees.

As approved by the Board of Trustees:  October 30, 2013.